Exhibit 47

To All Great Western Stockholders:


                      READ WHAT THE EXPERTS ARE SAYING
                          ABOUT WASHINGTON MUTUAL
                            AND GREAT WESTERN...


"Washington Mutual's reputation for growth through acquisition remained intact with the definitive agreement to acquire Great Western. The combined companies will have a combined balance sheet that will be well capitalized with strong credit quality, strong revenue enhancement opportunities in both spread and fee income, and continued cost take-out opportunities."

First Call, Piper Jaffray: Steven R. Schroll, May 14, 1997.

"A combined WAMU-Great Western would be well positioned to compete with BankAmerica and Wells Fargo throughout the west and is likely to produce high returns and strong earnings growth into the next century. . . .The value likely to be created from the combination should be substantial."

First Call, Bear Stearns: David Hochstim, May 14, 1997.

"[W]e believe that Washington Mutual will produce faster EPS growth than Ahmanson. . . Ahmanson's management is committed to a strategy that de-emphasizes the mortgage and gives rise to balance-sheet shrinkage and share repurchase that, in our view, represents a suboptiomal use of capital."

Bernstein Research, Sanford Bernstein: Jonathan E. Gray, May 2, 1997.

"WAMU still has the advantage of a friendly merger agreement and the ability to complete the transaction almost immediately following the vote."

First Call, Alex. Brown: Joseph K. Morford III, May 14, 1997.


                          PROTECT YOUR INVESTMENT.
                VOTE THE GREEN AND GOLD PROXY CARDS TODAY!

                     GREAT WESTERN/WASHINGTON MUTUAL -
          SUPERIOR MERGER. . .SUPERIOR PARTNER. . .SUPERIOR VALUE

                            [Great Western Logo]


June 2, 1997
                                 IMPORTANT
           If you have any questions, please call our solicitor,
                         GEORGESON & COMPANY INC.
            Call toll free: 800-223-2064. Banks and brokers call
                              (212) 440-9800.


Permission for use of analysts' quotes was sought and granted.